Exhibit 99.1

Jerash Holdings (US), Inc. Declares Quarterly Dividend

Fairfield, New Jersey – November 2, 2021 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), which is a premium manufacturer and exporter of custom, ready-made, sportswear and outerwear for leading global brands, announced today that its board of directors approved the payment of a regular quarterly dividend of $0.05 per share on the Company’s common stock. The dividend is payable on or about November 29, 2021 to stockholders of record as of November 22, 2021.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including Walmart, Costco, New Balance, G-III (which owns brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, and VF Corporation (which owns brands such as The North Face, Timberland, and JanSport). Jerash’s existing production facilities comprise six factory units and four warehouses, and Jerash currently employs approximately 5,500 people. Additional information is available at www.jerashholdings.com.

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Contact:

PondelWilkinson Inc.

Judy Lin Sfetcu or Roger Pondel

310-279-5980

jsfetcu@pondel.com